Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michael Weitz 203-352-8642
WWE Expands Board
STAMFORD, Conn., August 7, 2008 - World Wrestling Entertainment Inc. (NYSE:WWE) today announced it has expanded its Board of Directors to 10 members with the addition of Kevin Dunn, Frank A. Riddick, III and Jeffrey R. Speed. In accordance with his previously announced plans, Robert Bowman has resigned from the Board.
Riddick will now chair the Company’s Audit Committee. Other members of the committee will be Speed and current Board members David Kenin and Michael Solomon.
”These three outstanding executives bring extensive operating experience and financial acumen to our expanded Board of Directors,” said WWE Chairman Vince McMahon. “With their addition, we enhance our ability to meet the challenges of continued global expansion and to capitalize on the future opportunities for our company and brand.”
Dunn has served as WWE’s Executive Vice President, Television Production, since July 2003. In his current position running WWE’s pivotal television business, he manages WWE’s television and production facilities, including a team of approximately 165 people that produce five hours of fresh, prime time television programming each week for U.S. networks and nine hours of original programming for markets in 130 countries, as well as content for DVDs, pay-per-views, and video on demand.

Riddick is a consultant to TowerBrook Capital Partners, L.P. (“TowerBrook”), a New York and London – based private equity firm. Riddick is a director of GrafTech International Ltd. Prior to joining TowerBrook, he served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials used in countertops, cabinets, and flooring from January 2002 to April 2008. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from 2000 to 2001 and as Chief Financial Officer at Armstrong and its subsidiaries from 1995 to 2000.
Speed has served as Executive Vice President and Chief Financial Officer for Six Flags, Inc., the world’s largest regional theme park operator, since April 2006. Prior to joining Six Flags, Mr. Speed spent approximately 13 years with The Walt Disney Company, most recently serving from 2003 until 2006 as Senior Vice President and Chief Financial Officer for Euro Disney SAS, the publicly-traded operator of the Disneyland Resort Paris, which is the number one tourist destination in Europe.
Additional information on World Wrestling Entertainment, Inc. (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.
Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.